Exhibit 10.1

CONSULTANCY AGREEMENT

February 22, 2021

180 LIFE SCIENCES CORP.

and

Prof Jagdeep Nanchahal

Allen & Overy LLP

THIS AGREEMENT is made on February 22, 2021

BETWEEN:

(1)	180 LIFE SCIENCES CORP., a Delaware corporation (the Company or 180 LS); and

(2)	Prof Jagdeep Nanchahal (the Consultant)

IT IS AGREED as follows:

1.	Interpretation

1.1	In this agreement:

Board means the board of directors of the Company from time to time.

The Business of the Company means the research and development of therapies targeting indications within inflammation. Specifically, early stage Dupuytren’s disease (DD), frozen shoulder, lung and liver fibrosis (NASH), and Post-Operative Delirium/Post-Operative Cognitive Decline (POCD).

Commencement Date means 1 December, 2020.

Confidential Information means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating, without limitation, to the business, clients, customers, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company or in relation to which the Company or any Group Company is subject to a duty of confidentiality and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or of any persons having dealings with the Company or any Group Company, whether or not such information (if it is not in oral form) is marked confidential, and includes, without limitation:

(a)	existing and prospective activities of the Company or any Group Company, including timing, business plans and financial information;

(b)	existing and prospective terms of business, prices and pricing strategies and structures, profit margins, trading arrangements and rebates of the Company or any Group Company;

(c)	existing and prospective marketing information, plans, strategies, tactics and timings relating to the Company or any Group Company;

(d)	existing and prospective lists of suppliers and rates of charge relating to the Company or any Group Company;

(e)	existing and prospective financial and other products or services, including applications, designs, technical data and qualifications relating to the Company or any Group Company;

(f)	existing and prospective software applications relating to the Company or any Group Company;

(g)	information relating to existing and prospective officers, employees and consultants of the Company or any Group Company including their engagement, their contractual terms including commission and bonuses and information relating to the termination of their employment or appointment with the Company or any Group Company;

(h)	any disputes and litigation proposed, in progress or settled in relation to the Company or any Group Company; and

(i)	any Invention, technical data, or other know-how of the Company or any Group Company; and existing and prospective research and development activities.

Data Protection Legislation means all applicable data protection and all privacy legislation in force from time to time in the United Kingdom, or the United States (where they afford additional protections to individuals) including without limitation the UK retained EU law version of the General Data Protection Regulation ((EU) 2016/679) (UK GDPR), the Data Protection Act 2018 (and regulations made thereunder) or any similar or successor data protection legislation in either jurisdiction which apply to a party relating to the use of personal data (including, without limitation, the privacy of electronic communications).

Group means the Company, its subsidiaries, its holding company or any subsidiary of its holding company and Group Company means any one of them.

Invention means any invention, development, discovery, idea, improvement, or innovation made by the Consultant in the provision of the Services whether patentable or capable of registration or not and whether or not recorded in any medium.

Personal Data means information relating to an identified or identifiable natural person as defined in the Data Protection Legislation and includes, but is not limited to, names, contact information, addresses, banking details, racial or ethnic origin, religious or philosophical beliefs, political opinions, medical history or conditions, online identifiers and biometric data.

Purpose means for the administrative and/or legal purposes required for, or in connection with, the proper performance of the terms of this Agreement.

Services means the services to be provided by the Consultant on the terms contained in this agreement as described in the Schedule 1.

Working Day means a day other than a Saturday, Sunday or other public holiday in UK.

1.2	References in this agreement to a person include a body corporate and an unincorporated association of persons and references to a company include anybody corporate.

1.3	Any reference in this agreement to a statutory provision includes any statutory modification or re-enactment of it for the time being in force.

1.4	The Schedule forms part of this agreement, and any reference to this agreement includes the Schedule.

1.5	The headings in this agreement do not affect its interpretation.

2.	Services

2.1	With effect from the Commencement Date, the Company shall engage the Consultant, and the Consultant shall make himself available, to provide the Services to the Company and the Group and such other services consistent with the Services as the Company may require of the Consultant from time to time on the terms set out in this agreement. Services are more clearly defined in the Schedule 1.

3.	Duties of Consultant

3.1	The Consultant shall:

(a)	Serve as Chairman of the 180 LS Clinical Advisory Board (CAB), serve as the senior medical advisor for initiating similar clinical trials in North America, and assist with regulatory agencies;

(b)	perform the Services with due diligence and in a safe and competent manner;

(c)	acquaint himself and comply with any working practices, rules or procedures applicable to independent contractors at any location where the Services are being performed (whether or not the Company’s premises);

(d)	comply with all applicable laws and regulations, including, but not limited to all regulations of any and all employers of the Consultant;

(e)	act in, and use his best endeavours to promote and protect, the interests of the Group in accordance with the general policy and directions of the Company;

(f)	comply with all reasonable instructions given to him by the Company provided that the Consultant shall not be subject to the direction of the Company as to the manner in which the Services are to be provided; and

(g)	give to the Company such information regarding the provision of the Services or obtained by him in the course of performing the Services as the Company may require.

3.2	The Consultant shall provide the full benefit of his knowledge, expertise, technical skill and ingenuity in connection with the provision of the Services and shall devote his time, attention and abilities to the Services at such times as may be necessary for the proper performance of the Services.

3.3	If the Consultant is unable to provide the Services due to illness or injury, the Consultant shall inform the Company and, if the absence continues, shall keep the Company informed of the reason for the absence and its expected duration.

3.4	The Consultant shall immediately disclose any conflict of interest to the Company which arises in relation to the provision of the Services as a result of any present or future appointment, employment or other interest of the Consultant.

4.	COMPENSATION AND BONUS

4.1	In consideration of the provision of the Services, the Company shall pay the Consultant 15,000 GBP per month during the term of this agreement (collectively, the “Fee”). The consulting fee will increase to 23,000 GBP on the date (a) of publication of the data from the phase 2b clinical trial for Dupuytren’s disease (RIDD) and (b) the Company has successfully raised over $15M in capital. The fee will increase annually thereafter to reflect progression in other clinical trials and laboratory research as approved by the 180 LS Board of Directors.

4.2	The Consultant shall invoice the Company on the same day of each month as the Commencement Date, for the Fee incurred in respect of the preceding month. The Company shall pay any invoice submitted within 30 calendar days of receipt.

4.3	The Company shall be entitled to deduct from the Fee due to the Consultant any sums that the Consultant may owe to the Company at any time.

4.4	The Consultant shall be eligible to participate in the Company’s stock option plan, as in effect from time to time (the “Stock Option Plan”). All grants of stock options made to the Consultant will be made in accordance with and subject to the terms of the Stock Option Plan (including after applicable blackout periods) and subject to approval of the Board and any stock exchange on which the Company’s shares are traded. The grant of any stock options will be made at the discretion of the Board in accordance with the terms of the Stock Option Plan. The Consultant acknowledges that the Board will be entitled to impose vesting conditions in connection with any grant of options.

4.5	The Consultant shall receive a bonus (“Bonus 1”) in the sum of 100,000 GPB upon submission of the Duputyren’s disease clinical trial data for publication in a peer-reviewed journal. In addition, for prior work performed, including completion of the recruitment to the RIDD (Dupuytrens) trial on 9 April 2019, the Consultant shall receive 434,673 GBP (“Bonus 2”). At the election of the Consultant, this Bonus 2 shall be paid at least 50% (fifty percent) or more, as the Consultant elects, in 180 LS stock at a share price of $3.00 USD, or on the date of the grant, whichever is lower, with the remainder in GBP.

~~4.6~~	The Bonus 2 shall be deemed earned and payable upon the Company raising a minimum of $15 million USD in additional funding, through the sale of debt or equity, after the Commencement Date (the “Vesting Date”) and shall not be accrued, due or payable prior to such Vesting Date. Bonus 2 shall be payable by the Company within 30 calendar days of the Vesting Date.

The Consultant shall receive another one-time bonus (“Bonus 3”) of 5,000 GBP on enrollment of the first patient to the phase 2 frozen shoulder trial, and another one-time bonus (“Bonus 4”) of 5,000 GBP for enrollment of the first patient to the phase 2 delirium/POCD trial.

5.	Expenses

All expenses, including but not limited to travel, reasonably incurred and pre-approved, and for the purposes of fulfilling your duties, will be reimbursed.

6.	Confidential Information

6.1	The Consultant acknowledges that in the course of the provision of the Services, he will have access to Confidential Information belonging to the Group. The Consultant has therefore agreed to accept the provisions of this Clause 6.

6.2	The Consultant shall not make use of or divulge to any person any Confidential Information:

(a)	concerning the business of the Company or any Group Company and which comes to his knowledge during the course of or in connection with the provision of the Services or his holding of any office within the Group from any source within the Company or any Group Company; or

(b)	concerning the business of any person having dealings with the Company or any Group Company and which is obtained directly or indirectly in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

6.3	This clause shall not apply to information which:

(a)	is used or disclosed in the proper performance of the Services or with the prior written consent of the Company, or which may be disclosed pursuant to duties of the Consultant in his employment at the University of Oxford;

(b)	or comes to be in the public domain (except as a result of a breach of the Consultant’s obligations under Clause 6.2 above); or

(c)	is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

7.	DATA PROTECTION

7.1	The Company shall collect and process Personal Data relating to the Consultant in accordance with the terms of this Clause 7 and applicable Data Protection Legislation. In particular it shall:

(a)	process Personal Data only for the Purpose;

(b)	not disclose or allow access to the Personal Data to anyone outside of the Company without prior written consent;

(c)	ensure that it has in place appropriate technical and organisational measures, to protect against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, any of Personal Data;

(d)	notify the Consultant without undue delay:

(i)	if the Purpose for processing Personal Data changes; and

(ii)	on becoming aware of any breach of the applicable Data Protection Legislation;

(e)	maintain complete and accurate records and information in respect of the processing of Personal Data; and

(f)	retain the Personal Data only so long as is necessary to fulfil the Purpose.

(g)	The Consultant will update the Company if there is any material change to Personal Data requested by the Company during the working relationship.

8.	Company Property

For the avoidance of doubt, all documents, manuals, hardware and software provided for the Consultant’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile or smart phones and tablets, if provided by the Company) remain the property of the Company and must be returned by the Consultant at any time on the Company’s request.

9.	Intellectual Property

9.1	The parties foresee that the Consultant will make, conceive, develop and/or create Intellectual Property Rights in the course of providing the Services.

9.2	In this clause:

(a)	Intellectual Property Rights means patents, rights to Inventions, copyrights and related rights, trademarks and service marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply for and be granted), renewals or extensions of, and rights to claim priority from, such rights, and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world, that relate to the Business of the Company; and

(b)	IP Materials means all records, reports, documents, papers, drawings, designs, typographical arrangements, software, photographic or graphic works of any type, and all other materials in any medium or format, which are created by or on behalf of the Consultant in the course of providing the Services and that relate to the Business of the Company.

9.3	The Company acknowledges that all existing and future (foreground and background) Intellectual Property Rights in IP Materials made, conceived, developed, or created by the Consultant whilst providing Services, and that relate to the Business of the Company, automatically belong to the University of Oxford to the extent permitted by law and as governed by the agreements set out below (together the “University Agreements”); except where any rights are granted to the Company under those University Agreements from time to time:

(a)	Licence Agreement between (i) Isis Innovation Limited (now Oxford Innovation) and (ii) 180 Therapeutics LP dated 30 October 2013;

(b)	the Research Contract between the (i) the Secretary of State for Health and Social Care and (ii) Oxford University Hospitals NHS Foundation Trust dated 11 May 2020;

(c)	Research Agreement between (i) The Chancellor Masters and Scholars of the University of Oxford and (ii) Cannibiorex Pharma Ltd dated 18 September 2020

(d)	License agreement between (i) the Kennedy Trust for Rheumatology Research and (ii) 180 Therapeutics LP dated September 2019; and

(e)	any future agreement entered into between the Company and the University of Oxford from time to time.

9.4	If,

(a)	in the course of providing the Services, the Consultant makes, conceives, develops, or creates any Intellectual Property Rights that fall outside of the provisions in Clause 9.3 above; and

(b)	the University of Oxford does not have ownership of those Intellectual Property Rights (whether pursuant to the University Agreements, or otherwise),

the Consultant agrees that such Intellectual Property Rights shall belong to the Company. The Consultant agrees that they shall be assigned to the Company to the extent that they do not vest automatically.

9.5	For the avoidance of doubt:

(a)	the Consultant does not, and will not have, ownership of any Intellectual Property Rights relevant to the Business of the Company during the engagement; and

(b)	the Company confirms and agrees that any rights granted under the University Agreements supersede any Intellectual Property Rights that the Company may have to intellectual property made, conceived, developed or created by the Consultant during his engagement. In the event there is any conflict between the terms of this Agreement and the University Agreements, the University Agreements shall prevail to the fullest extent permitted by law.

9.6	The Consultant agrees that he shall co-operate with the Company, to assist it in determining the rights of the University under the University Agreements, to the extent there is, or may be a potential conflict in respect of any Intellectual Property Rights. The Company confirms and agrees that the rights of the University under the terms of the University Agreements prevail over any rights that the Company may assert in respect of any Intellectual Property Rights at all times, and in any jurisdiction.

9.7	Any assignment under this Clause 9, as applicable, shall take effect immediately on the creation of each of the Intellectual Property Rights and without payment to the Consultant, other than the Fee.

9.8	The Consultant agrees, to the extent reasonably required, to sign all documents and do all other acts (including joining in any application which may be made for the registration of any Intellectual Property Rights) that the Company reasonably requests (at its expense) to enable the Company to enjoy the full benefit of this Clause.

9.9	This clause shall survive expiry of this agreement, or its termination, for any reason.

10.	Other Activities

10.1	Nothing in this agreement shall prevent the Consultant from undertaking any other business activities while this agreement is in force, provided that:

(a)	such activity does not cause a breach of any of the Consultant’s obligations under this agreement or any other agreement governing the actions of the Consultant;

(b)	the Consultant shall not engage in any such activity if it relates to a business which is in any way competitive with the business of the Company (or any Group Company) without the prior written consent of the Company; and

10.2	The Consultant shall not enter into any publicity or make any announcement with regard to this agreement unless with the Company’s prior written consent.

10.3	The Consultant shall not at any time after the termination of this agreement for whatever reason represent himself as being in any way connected with the business or activities of the Company or any Group Company.

10.4	In this clause:

(a)	Relevant Period means the period of 12 months ending on the Termination Date;

(b)	Relevant Area means any part of any country in which the Consultant was actively involved in the business of the Company or another Group Company at any time during the Relevant Period; and

(c)	Termination Date means the date on which this agreement terminates.

10.5	In consideration for $10 USD and other good and valuable consideration, which the Consultant acknowledges the receipt and sufficiency of, and in consideration for the Company providing the Consultant the Company’s Confidential Information, which the Consultant agrees is valuable to the Company and which the Company takes reasonable precautions to protect, the Consultant covenants with the Company that:

(a)	he will not for a period of 12 months after the Termination Date be concerned in any business which is carried on in the Relevant Area and which is competitive or likely to be competitive with any business in which the Consultant was actively involved during the provision of the Services during the Relevant Period and which is carried on by the Company or another Group Company at the Termination Date, except for research conducted at the University of Oxford, which research and results thereof are owned solely by the University of Oxford; and

(b)	he will not directly or indirectly on his/her own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date (except on behalf of the Company or any Group Company):

(i)	canvass or solicit business or custom for treatments, therapies drug candidates or products of a similar type to those being developed, manufactured or dealt with or activities similar to those being conducted by the Company or any Group Company at the Termination Date, and with which development or activities the Consultant was actively involved during the Relevant Period, from any person who has been at any time during the Relevant Period a customer of the Company or any Group Company with whom the Consultant was actively involved during the provision of the Services during the Relevant Period, except in connection with the Consultant’s employment at the University of Oxford; or

(ii)	deal with any such person; and

(c)	The Consultant covenants with the Company that he/she will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date induce or attempt to induce any supplier or contract research organisation of the Company or any Group Company or distributor of the Company’s or any Group Company’s intended treatments, therapies, drug candidates or products with whom the Consultant was actively involved during the provision of the Services during the Relevant Period, to cease to supply, or to restrict or vary the terms of supply to, the Company or any Group Company or to cease to distribute any of the Company’s or any Group Company’s products or restrict or vary the terms of the distributorship or otherwise interfere with the relationship between a supplier or distributor and the Company or any Group Company; and

(d)	The Consultant covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date induce or attempt to induce any employee to whom this subclause applies to leave the employment of the Company or any Group Company (whether or not this would be a breach of contract by the employee). This subclause applies to an employee of the Company or any Group Company with whom the Consultant had material dealings during the provision of the Services during the Relevant Period.

10.6	The covenants in this clause are for the benefit of the Company itself and as trustee for each other Group Company.

10.7	Each of the restrictions in each paragraph or subclause of this Section 10 above are enforceable independently of each of the others and its validity is not affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction (including part of any of the definitions) were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

10.8	This Section 10 shall survive expiry of this agreement, or its termination for any reason.

10.9	If Consultant materially breaches any of the provisions of this Clause 10 or Clause 6, above or in the event that any such breach is threatened by Consultant, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Clause 10 and Clause 6.

10.10	The Consultant acknowledges that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Clause 10, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

10.11	Consultant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Clause 10 or Clause 6 hereof would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.	Termination

11.1	This agreement shall continue in force until the date three years after the Commencement Date and can be terminated in accordance with this Clause 11, by the Company or the Consultant prior to such date, only as set out below.

11.2	If neither party terminates the agreement in accordance with this Clause 11, this agreement shall automatically renew on the date three years after the Commencement Date for a further three years, and continue to do so, until terminated as provided herein.

11.3	The Consultant shall be entitled to terminate this agreement on giving to the Company 12-months’ notice in writing.

11.4	The Company shall be entitled to terminate this agreement on giving to the Consultant 12-months’ notice in writing only if the consultant fails to perform the duties detailed in Schedule 1.

11.5	If this agreement is terminated by the Company for any reason other than cause, the Consultant shall be entitled to a lump sum payment of 12 months of his fee as at the date of termination.

11.6	The Company may, without prejudice to any other rights it may have, terminate this agreement immediately by written notice to the Consultant if:

(a)	the Consultant fails or neglects efficiently and diligently to perform the Services or is guilty of any breach of its or his obligations under this agreement (including any consent granted under it);

(b)	the Consultant is guilty of any fraud or dishonesty or acts in a manner (whether in the performance of the Services or otherwise) which, in the reasonable opinion of the Company, has brought or is likely to bring the Consultant, Company or any Group Company into disrepute or is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

(c)	the Consultant becomes bankrupt or makes any arrangement or composition with his creditors.

11.7	Upon termination of this agreement for whatever reason the Consultant shall:

(a)	deliver to the Company all books, documents, papers, materials, records, correspondence (on whatever media and wherever located) relating to the business of the Company or its customers, and any keys, mobile telephones or other property which may then be in his possession or under his power or control; and

(b)	delete any information relating to the business of any Group Company or its customers stored on any computer, disk, memory stick or other storage media which is in the Consultant’s possession or control outside the premises of the Company.

11.8	Clauses 1, 6, 7, 9, 10, this Clause 11, 12, 14, and 15 shall survive the termination of this agreement.

12.	Warranty

12.1	The Consultant warrants to the Company that (i) by entering into this agreement and performing the Services, he shall not be in breach of any contract or other obligation, or rule or regulation, and (ii) he shall not use the confidential information of any third party for the benefit of the Company, unless allowed under any agreement between the Company and such third party.

13.	INDEPENDENT CONTRACTOR; No Employment or Partnership

13.1	It is the express intention of the Company and Consultant that the Consultant performs the Services as an independent contractor to the Company.

13.2	Nothing contained in this agreement shall be construed or have effect as constituting any relationship of employer and employee, worker status, agency or partnership between the Company and the Consultant.

13.3	The Consultant shall be responsible for, and indemnify the Company in respect of, the payment of national insurance, income tax and any other form of taxation in respect of the Fee (including any interest or penalties imposed on the Company in respect of such payments).

13.4	The Consultant shall not be entitled by virtue of this agreement to bind the Company or any Group Company or to contract in the name or create liability against the Company or any Group Company in any way and for any purpose except as expressly authorised in writing by the Company.

13.5	Consultant is acquiring the shares of 180 LS stock issuable, or issued, pursuant to this Agreement (the “Stock”), for his own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in a manner which would require registration under the Securities Act or any state securities laws. Consultant can bear the economic risk of investment in the Stock, has knowledge and experience in financial business matters, is capable of bearing and managing the risk of investment in the Stock and is an “accredited investor” as defined in Regulation D under the Securities Act. Consultant recognizes that the Stock has not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Stock is registered under the Securities Act or unless an exemption from registration is available. Consultant has carefully considered and has, to the extent he believes such discussion necessary, discussed with his respective professional, legal, tax and financial advisors, the suitability of an investment in the Stock for his particular tax and financial situation and his respective advisers, if such advisors were deemed necessary, have determined that the Stock is a suitable investment for him. Consultant has not been offered the Stock by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Consultant’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. Consultant has had an opportunity to ask questions of and receive satisfactory answers from the Company, or persons acting on behalf of the Company, concerning the terms and conditions of the Stock and the Company, and all such questions have been answered to the full satisfaction of Consultant. Consultant is relying on his own investigation and evaluation of the Company and the Stock and not on any other information.

14.	General

14.1	With effect from the Commencement Date, all other agreements and arrangements between the Consultant and the Company relating to the provision of Services by the Consultant shall cease to have effect and accordingly any sum or sums paid to the Consultant by way of fees under any such other agreements or arrangements in respect of any periods since that date shall be deemed to have been received by the Consultant on account of the Fee. This agreement constitutes the entire agreement and understanding between the parties.

14.2	No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

14.3	The Consultant shall not assign this agreement to any person; nor shall he sub-contract or delegate to any person any of his obligations under this agreement (other than to a successor-in-interest of the Company).

14.4	This agreement is governed by and shall be construed in accordance with the laws of the State of California.

14.5	The parties submit to the exclusive jurisdiction of the State and federal courts in the State of Delaware for all purposes relating to this agreement.

14.6	If any provision of this agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this agreement or portion thereof, and this agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

14.7	This agreement and any signed agreement or instrument entered into in connection with this agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute the original form of this agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

14.8	Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this agreement, said party has fully informed itself of the terms, contents, conditions and effects of this agreement; (b) said party has relied solely and completely upon its own judgment in executing this agreement; (c) said party has had the opportunity to seek the advice of its own legal, tax and business advisors before executing this agreement; (d) said party has acted voluntarily and of its own free will in executing this agreement; and (e) this agreement is the result of arm’s length negotiations conducted by and among the parties.

13.9	As used in this Agreement, GBP means pounds sterling and USD means U.S. dollars.

15.	Notices

15.1	Any notices or other document to be served under this agreement may be delivered via courier (FedEx, UPS or similar international shipping company), sent by email or by first class post to the party to be served, in the case of the Company, at the Company’s registered office for the time being or, in the case of the Consultant, to his last known address.

15.2	Any such notice or other document shall be deemed to have been served to the address for notice set forth on the signature page hereof:

(a)	if delivered via courier, at the time of delivery;

(b)	if delivered via email, effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 15.1, acknowledges having received that email (with an automatic “read receipt” or similar notice constituting an acknowledgement of an email receipt for purposes of this Section 15.1, and which acknowledgement of acceptance shall also include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’); and

(c)	if posted, at 10am on the fifth Working Day after it was put into the post (if sent within the United States) and the 10th Working day after it was put into the post (if sent from the U.K.).

15.3	In proving such service, it shall be sufficient to prove that delivery was made or that the envelope containing such notice or other document was properly addressed and posted as a first class letter.

AS WITNESS the hands of the duly authorised representative of the Company and the Consultant on the date which appears first on page 1.

Schedule 1

The Services

The Consultant should serve as a consultant to the Company and shall provide such services as the Chief Executive Officer and/or the Board of Directors of the Company shall request from time to time. Such duties shall include but not be limited to the following:

Conducting clinical trials in the fields of Dupuytren’s disease, frozen shoulder and post-operative delirium/cognitive decline.

Conducting laboratory research in other fibrotic disorders, including fibrosis of the liver and lung.

Signatories

EXECUTED

James N. Woody MD PhD

CEO 180 Life Sciences Corp.

____________________________-

Signature:	/s/ James N. Woody

Date: 2/25/2021

Address for notice: ___________________

Email: jim@180lifesciences.com

EXECUTED

by Prof Jagdeep Nanchahal

/s/ Prof Jagdeep Nanchahal

Signature

Date: February 22nd 2021